PATENT LICENSE

This Agreement is entered into as of June 21, 2007, by and between Advanced Light Alloys Corporation aka ALA Corporation, a Barbados corporation having its principal place of business in St. Philip, Barbados, hereinafter referred to as “Licensor,” and Element 21 Golf Company, a Delaware corporation having its principal place of business in Toronto, Canada, hereinafter referred to as “Licensee.”

RECITALS

WHEREAS, Licensor owns the following United States Patents: United States Patent No. 5620652 and United States Patent No. 5597529.

WHEREAS, Licensee is desirous of acquiring a non-exclusive, world-wide right and license, to make, have made, use and sell, fishing line using the subject matter covered by the claims of said patents and Licensor is willing to grant such a license upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants, terms and conditions hereinafter expressed, the parties hereto hereby agree as follows:

I. DEFINITIONS

As used herein, the following terms shall have the meanings set forth below:

1.1 PATENT OR PATENTS means United States Patent No. 5620652 and United States Patent No. 5597529, along with all foreign counterparts, divisions, continuations and reissues thereof.

1.2 LICENSED PRODUCTS means any and all types of fishing line which are covered by, or are produced using a process or utilize a method covered by, or constitute a method of use covered by, the claims of the PATENTS.

1.3 COMMENCEMENT DATE shall be the date first above written.

1.4 FIELD OF USE means fishing rods, tackle, fishing accessories.

1.5 FISCAL YEAR means the period beginning on July 1 and ending on June 30 of the next year.

1.6 NET SELLING PRICE means the invoiced price, F.O.B. or Ex-Works Licensee’s factory, after deduction of discounts, packaging, freight, duties and taxes, but before deduction of any other items.

II. LICENSE GRANT

2.1 Licensor hereby grants to Licensee the non-exclusive, world-wide right and license to make, have made, use and sell LICENSED PRODUCTS in the FIELD OF USE. Licensee may sublicense such right and license to Licensee’s customers and to users of Licensee’s and its customer’s products; provided Licensee remains responsible for payment of the royalty due under the first sentence of Section 3.2 below. Licensee shall not be deemed to have granted a sublicense unless the same is in writing and references this Agreement.

III. ROYALTIES

3.1 Within 30 days after execution hereof, Licensee will pay Licensor $1.00 in cash.

3.2 In addition to the payment described in Section 3.1 above, Licensee agrees to pay Licensor during the term of this Agreement a royalty for each LICENSED PRODUCT sold or used by Licensee or its sublicensees (but not more than one royalty for each LICENSED PRODUCT) of 20% of the NET SELLING PRICE of the LICENSED PRODUCT. Licensee agrees that the minimum amount of royalty payable under this Section 3.2 for each FISCAL YEAR beginning with the FISCAL YEAR starting June 1, 2007, shall be $100,000 USD.

3.3 For the purpose of this Article III, a LICENSED PRODUCT will be considered sold or used when Licensee has billed the purchaser therefor. Royalties paid on LICENSED PRODUCTS which are not accepted or are returned by the customer within ninety (90) days of delivery shall be credited to Licensee.

3.4 Licensee’s obligation to pay royalties hereunder shall cease upon the earlier of (i) the expiration of the last to expire of the PATENTS or (ii) the termination of this Agreement. The PATENTS shall be deemed to have expired upon the non-payment of the maintenance fee, upon the judgment of invalidity or unpatentability by a court or administrative agency of competent jurisdiction from which no appeal is taken or can be taken or upon expiration of the term of the PATENT.

3.5 At the time Licensee delivers the accounting statement required by Section 8.1 below, Licensee shall simultaneously pay to Licensor a sum equal to the aggregate payment due based on the information contained in such accounting statement and consistent with this Agreement.

IV. INFRINGEMENT CLAIMS

4.1 Licensor shall, at its election and expense, have the right, but not the obligation, to prosecute any and all claims against third parties for infringement of the PATENTS. Licensor shall also have the right, but not the obligation, to defend any and all claims against the validity of the PATENTS by third parties. If Licensor finds it necessary or desirable, it may join the Licensee as a party in any suit or proceeding against third parties alleging infringement of the PATENTS. Should Licensor elect not to prosecute or defend or not to continue to prosecute or defend any claim, action or proceeding described above, it shall promptly give notice thereof to the Licensee and the Licensee shall have the right, at its own expense, to prosecute or defend or continue the prosecution or defense of such claim, action or proceeding.

V. REPRESENTATIONS, WARRANTIES AND COVENANTS OF LICENSOR

5.1 Licensor represents and warrants to Licensee that Licensor is the sole owner of the PATENTS, free and clear of all liens and encumbrances, and has the full power and authority to grant the license provided for in this Agreement.

5.2 Licensor represents and warrants that the license granted to Licensee hereunder does not and will not conflict with or violate the terms of any agreement between Licensor and any third party.

5.3 To the knowledge of Licensor, the PATENTS do not conflict with or infringe upon the property rights of any other person, and no person has asserted any such conflict or infringement.

5.4 Nothing contained in this Agreement shall be construed as a representation or warranty by Licensor as to the validity or scope of the PATENTS.

VI. TERM

6.1 The term of this Agreement shall commence on the COMMENCEMENT DATE and shall end on the expiration date of the last to expire of the PATENTS, unless terminated sooner pursuant to Article VII below.

VII. DEFAULT AND TERMINATION

7.1 Licensee will be deemed to be in default hereunder if (i) Licensee fails to pay any sum due and payable hereunder within thirty (30) days after notice from Licensor that the same has become due and payable, (ii) Licensee breaches any material covenant made by it hereunder and fails to remedy such breach within thirty (30) days after notice thereof from Licensor, or (iii) Licensee fails to render an accounting statement and payment for all royalties due within ninety (90) days of the end of the FISCAL YEAR (which failure is not cured within thirty (30) days after notice of such failure from Licensor), iv) Licensee circumvents patents, material suppliers and manufacturers of scandium alloys under this agreement . In the event of Licensee’s default hereunder, Licensor may terminate this Agreement by giving Licensee written notice of termination. In the event that Licensee is in default hereunder or termination of this Agreement occurs pursuant to this Section 7.1 or for any other reason, the sole and exclusive remedy which Licensor shall have will be the termination of this Agreement and the right to recover unpaid royalties (including any accrued unpaid minimum royalties).

7.2 At any time on or prior to May 31 of each year, Licensee shall have the right to terminate this Agreement for the next FISCAL YEAR by giving written notice of termination to Licensor and paying Licensor any unpaid royalty accrued prior to such termination pursuant to Section 3.2 above.

VIII. ACCOUNTING

8.1 Licensee agrees to keep regular books of account and to render a statement within ninety (90) days after the end of each FISCAL YEAR setting forth the number of LICENSED PRODUCTS sold, and the royalty due thereon, and shall accompany each such statement with a remittance covering the royalty due. Such books of account shall be open at reasonable business hours for inspection by Licensor or its duly authorized representative.

8.2 The accountants then regularly employed by the Licensee shall audit the number of LICENSED PRODUCTS sold, which audit shall be delivered to Licensor together with the Licensee’s written statement. The parties agree that for purposes of the audit the accountants shall only count the number of sublicenses granted in writing by Licensee pursuant to this Agreement.

IX. INDEMNITY

9.1 Licensee agrees to indemnify and hold harmless the Licensor from and against any product liability and patent infringement claims that may be asserted against Licensor based upon or arising out of Licensee’s manufacture or sale of LICENSED PRODUCTS.

X. RIGHT OF ASSIGNMENT

10.1 Licensee may assign its rights and duties under this Agreement to any purchaser of all or substantially all its business to which this license pertains, to any corporation, joint venture or other entity in which Licensee has an interest or to any successor to Licensee by way of merger or consolidation. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

XI. MISCELLANEOUS

11.1 This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a written instrument executed by all parties.

11.2 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts entered into and to be wholly performed within that state.

11.3 All notices hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or to such other address for a party as shall be specified by like notice):

If to Licensee:

Element 21 Golf Company
200 Queen's Quay E, Unit 1
Toronto, ON M5S 4K9, Canada
Attn: President

If to Licensor:

Advance Light Alloys Corporation aka ALA Corporation
Suite 100, One Financial Place
Lower Collymore Rock, St. Michael, Barbados
c/o Mrs. S.Vilto, Finance

11.4 If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

11.5 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LICENSOR:
By:

President
CEO
ALA CORP.

LICENSEE:
By:

President
CEO
E21GOLF